YMA ACQUISITION AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into this 31st day of December, 2015 between Y.M. Advantage, Inc., a Delaware corporation ("YMA") and View Systems, Inc. ("VSYM").

WHEREAS, YMA is a corporation in the business of acquiring, developing, and managing clinics, which provide treatment for various medical issues including Erectile Dysfunction, Testosterone Replacement Therapy, and Premature Ejaculation. As is evidenced by its PPM as attached.

WHEREAS, VSYM is a fully reporting company under Securities Exchange Act of 1934, as amended, and trades on the OTC Market QB under the symbol "VSYM".

NOW THEREFORE, the parties hereto, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, do hereby agree as follows:

1. TRANSFER OF ASSETS. YMA agrees to transfer and assign its assets, intellectual property, interests and management rights of clinics providing treatment for Erectile Dysfunction and related medical issues. All assets and interests of and in such clinics will be described as the "Total Value" for the purposes of this Agreement. For the purposes of this agreement the "Total Value" of YMA will be considered to be $300,000 (Three Hundred Thousand Dollars).

2. ISSUANCE OF STOCK.
   a. Upon the transfer by YMA of interests and management contract(s) of each clinic, VSYM agrees to issue a new class[1] of Preferred shares of VSYM ("the Shares") to YMA and or the owner of the interest, management in one or more specific clinic(s) according to the percentage of the Total Value that has been transferred by YMA. Each acquisition or creation of new clinics, which will most likely be of different value, revenue and/or retained earnings will be assigned to a wholly owned sub-division[2] of VSYM and shall be consolidated into the VSYM financials and reported as such.

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[1] This class of Preferred shares will be created and shares issued before the 45 days rescind time period is expired. (see section 6)

[2] Which may be unique or be combined into a subsidiary of VSYM, as management sees appropriate.

b. The current free-trading shares of VSYM shall remain in the record for the beneficial name of the current shareholders of VSYM.

3. NEWS RELEASES. The contents of any news releases by VSYM concerning this Agreement must be approved by both VSYM and YMA.

4. INSIDER TRADING. Certain individuals have knowledge of the actions described in this Agreement that are not available to the public. All of these individuals are understood to be subject to all rules regulating the sale of stock by those in possession of inside information.

5. RESCISSION. YMA shall have the right to rescind the transfer of any interest in any clinic or clinics within forty-five (45) days of the transfer of such interest to VSYM for any reason. In the event of such rescission, the assets, intellectual property, interests and management rights of clinics transferred to VSYM shall be returned to YMA and the Shares issued to YMA shall be returned to VSYM.

6. REPRESENTATIONS BY VSYM
   a. VSYM currently trades on the OTC Market QB and is current with its required filings.
   b. VSYM shall provide all necessary compliance documentation regarding securities and regulatory bodies.

7. REPRESENTATIONS BY YMA.
   a. If required for compliance with securities and regulatory bodies, YMA shall provide all necessary financial audits of YMA and shall provide other documents.
   b. The current management of YMA has the knowledge, wherewithal and/or contacts to acquire, build and/or operate clinics and/or contracts to manage clinics as claimed and evidenced by it's PPM which will be attached in Appendix A. YMA professes to consummate and execute its PPM.
   c. YMA shall retain Gunther Than as a consultant for a period of at least two (2) after the execution of this Agreement, additionally Gunther Than shall remain a member of the present Board of Directors of VSYM for a period of at least two (2) years.

8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Maryland. Any suits, claims, causes of action, or disputes arising under this Agreement shall be brought in the courts of the State of Maryland or the Federal Courts within an appropriate jurisdiction, unless any party or parties avails itself of the right to arbitration of disputes.

9. ARBITRATION. All disputes between the parties relating to or arising from this Agreement shall be submitted upon the written demand of any party to mandatory, final binding arbitration under the rules and regulations of the American Arbitration Association to be conducted in any location by mutual consent and agreement among the parties to this agreement.

10. INJUNCTIVE RELIEF. The Parties acknowledge and agree that injunctive relief is appropriate for breach or threatened breach of this Agreement.

11. LEGAL COSTS. In the event of any litigation or other proceedings before an adjudicative authority regarding the construction hereof or any breach hereof, the non-prevailing party shall pay the reasonable legal fees and expenses of the prevailing party incurred therein.

12. MODIFICATION AND WAIVERS. No change, modification or waiver of any provision of this Agreement shall be valid unless it is in writing, dated subsequent to the execution of this Agreement and signed by all parties. No waiver of any breach, term, condition or remedy of this Agreement by any party constitute a subsequent waiver of the same or any other breach, term, condition, or remedy. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any party.

13. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable, such provision or provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision or provisions were so excluded.

14. ENTIRE AGREEMENT; BINDING EFFECT. This Agreement is the sole and entire Agreement between the parties pertaining to its subject matter and supersedes all prior agreements, representation and understandings of the parties.

GST

15. FORCE MAJEURE. The parties hereto shall be released from liability hereunder for failure to perform any of the obligations herein where such failure to perform occurs by reason of any act of God, fire, flood, storm, earthquake, tidal wave, communication failure, sabotage, war, military operation, national emergency, mechanical or electronic breakdown, civil commotion, or the order requisition, request or recommendation of any government agency or acting governmental authority or either party's compliance therewith, or government regulation or priority or any other cause beyond either party's reasonable control whether similar or dissimilar to such causes.

16. ASSIGNMENT. This Agreement may not be assigned by VSYM without the written consent of YMA and visa versa.

WHEREFORE, the parties have executed this agreement as of the date first mentioned above.

YM ADVANTAGE, INC.

By: ______________________ Dec. 31, 2015______________________

Frederic Richardson, CEO Date

VIEW SYSTEMS, INC.

By: Gunther Than ______________________ 1-13-16 ______________________

Gunther Than, CEO Date